EXHIBIT 21.1

Ambev S.A., or Newbev, currently has no subsidiaries, since its only relevant asset is a 0.5% ownership interest in the capital stock Companhia de Bebidas das Américas – Ambev, or Ambev. However, after the Contribution described in the prospectus which forms a part of this registration statement, Newbev will be the direct holder of 74.0% and 46.3% of the Ambev common shares and preferred shares, respectively, and accordingly Ambev’s direct controlling shareholder. At that point, Ambev will be a subsidiary of Newbev.